                                                                       EXHIBIT 2

                                PROMISSORY NOTE

US$ 35,000,000.00                                        DUE: August 5, 1997

For value received, PREFERENTIAL HOLDINGS LIMITED, a Company registered in Tortola, British Virgin Islands, whose registered office is situated at PO Box 3340, Road Town, Tortola, British Virgin Islands, hereby unconditionally promises to pay to UIH BRAZIL SP, INC., a Corporation with principal executive offices in Denver, State of Colorado, U.S.A., at 4643 South Ulster Street,
US$ 35,000,000.00 (Thirty-Five Million United States dollars) on the fifth day of August of nineteen ninety seven (August 5th, 1997), to be paid in United Stated dollars at payee's principal address, in immediately available funds, free and clear of and without any deduction for all and any taxes, imposts, levies, charges, including withholding income tax.

The principal amount shall bear interest at the rate of 12% (twelve percent) per year to be computed on a pro rata basis from the date of this Promissory Note until actual payment of the principal amount is fully made.

In the event that this Promissory Note is not paid on maturity the overdue amount shall bear interest at the rate of 12% (twelve percent) per year to be computed on a pro rata basis, and a penalty equivalent to 10% (ten percent) of the amount.

                                       PREFERENTIAL HOLDINGS LIMITED

                                       By /s/ Roberto Pinheiro da Silva
                                       By /s/ Marcos da Cunha Carneiro
                                          -------------------------------------
                                       Name:
                                       Title:
                                       Date:

                                       GUARANTEE ("AVAL")

For value received, GLOBO COMUNICACOES E PARTICIPACOES LTDA. - GLOBOPAR, a Brazilian corporation with head offices in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil, at Av. Afranio de Melo Franco, 135, registered with the Brazilian Taxpayer Registry (CGC/MF) under no. 27.865.757/0001-02, hereby unconditionally and irrevocably guarantees as primary obligor ("avalista") and not as surely merely, the prompt and punctual payment of this Promissory Note on maturity on due date together with any and all sums due under this Note or in enforcing any right hereunder in respect thereto.

              GLOBO COMUNICACOES E PARTICIPACOES LTDA. - GLOBOPAR

                                       By /s/ Marcos da Cunha Carneiro
                                       By /s/ Jose' Luis Magalhaes Salazar
                                          --------------------------------------
                                       Name:
                                       Title:
                                       Date: